Exhibit 3.1

This English translation of the authentic German text serves merely information purposes and in case of dispute the German text shall prevail.

Published by

Oesterreichische Kontrollbank Aktiengesellschaft, Vienna

Statutes of the

Oesterreichische Kontrollbank Aktiengesellschaft

(hereinafter referred to as the „Corporation”)

as amended by the resolution of the General Meeting held on

September 19, 2003.

I. General Provisions

§ 1

(1)	The Corporation conducts business under the name:

Oesterreichische Kontrollbank Aktiengesellschaft.

(2)	Upon registration in the Trade Register, the use of a translation of the name of the Corporation mentioned above into any other language is permissible.

(3)	The registered office of the Corporation is in Vienna.

(4)	The Corporation has unlimited duration.

§ 2

(1)	The objects of the Corporation are:

a)	banking business pursuant to section 2 para 2, domestic and foreign, especially the promotion of payment and security clearing for credit institutions by

1.	accepting and trading funds between the holders of clearing accounts with the Corporation;

2.	executing stock exchange transactions by operation of the stock exchange clearing systems;

3.	accepting securities for the account of clearing account holders and operating the security clearing including the operation as a central depository for securities;

4.	issuing of bonds.

b)	the participation in establishing, acquiring, transforming, merging, reconstructing and liquidating enterprises, especially acting as trustee, liquidator, supervisor or receiver in insolvency proceedings;

c)	the transaction of other fiduciary as well as of syndicated business, especially between credit institutions and the government or other public corporations (funds), and furthermore, transactions on a commission basis for public entities and the carrying out of leasing transactions.

(2)	The objects of the Corporation pursuant to the Banking Act include:

1.	the acceptance of moneys of others for administration or as deposit, limited to the acceptance of moneys of others on accounts to the extent that this is required for transacting other business (deposit business pursuant to § 1 para. 1 no. 1 of the Banking Act);

2.	the carrying out of non-cash payment transactions and the clearing of current accounts for others (current account business pursuant to § 1 para 1 no. 2 Banking Act);

3.	the entering into money credits and the granting of money loans (credit business pursuant to § 1 para. 1 no. 3 Banking Act);

4.	the purchase of cheques and bills of exchange, in particular the discounting of bills of exchange (discount business pursuant to § 1 para 1 no. 4 Banking Act);

5.	the safekeeping and administration of securities for others (deposit business pursuant to § 1 para 1 no. 5 Banking Act);

6.	the issuance and administration of means of payment, such as credit cards and traveller cheques (§ 1 para 1 no. 6 Banking Act);

7.	the trading for own account or for the account of others in

a)	foreign means of payment (foreign exchange and foreign currency business);

b)	money markets instruments;

c)	financial futures contracts (futures), including equivalent instruments with cash payment and options to acquire or dispose of any instruments falling within subparas a and d to f, including equivalent instruments with cash payment (futures and options business);

d)	forward interest rate agreements (forward rate agreements, FRAs), interest rate and currency swaps as well as swaps on equity or on stock indices (“equity swaps”);

e)	securities (securities business);

f)	instruments derived from subparas b through e,

unless the trading is made for own private assets (§ 1 para 1 no. 7 Banking Act);

8.	the assumption of sureties, guarantees and other liabilities for others, if the liability assumed is in terms of money (guarantee business pursuant to § 1 para 1 no. 8 Banking Act);

9.	the issuing of covered bank bonds and the investment of the proceeds in accordance with the respective legal provisions (securities issuing business pursuant to § 1 para 1 no. 9 Banking Act);

10.	the issuing of other fixed interest securities to invest the proceeds in other banking business (other securities issuing business pursuant to § 1 para 1 no. 10 Banking Act);

11.	participation in the issue by third parties of one or of several of the instruments listed in no. 7 subparas b to f and the provision of services related thereto (third party securities issuing business pursuant to § 1 para 1 no. 11 Banking Act);

12.	the purchase of accounts receivable from the delivery of goods or the rendering of services, assumption of the risk to collect such claims – except credit insurance – and, in connection therewith, the collection of such claims (factoring business pursuant to § 1 para 1 no. 16 Banking Act);

13.	money brokering in the interbank markets (§ 1 para 1 no. 17 Banking Act);

14.	the brokerage in transactions set forth in

a)	no. 1, except by companies providing insurance contracts;

b)	no. 3, except the brokerage of mortgage loans and personnel loans within the scope of the trade license of real estate brokers and of brokers of personnel loans, mortgage loans and investment advisers;

c)	no. 7 subpara a, insofar as it concerns the foreign exchange business;

d)	no. 8 (§ 1 para 1 no. 18 Banking Act);

as well as any business to which any credit institution or the Corporation in particular is entitled by law.

(3)	Within the aforementioned limitations the Corporation is entitled to engage in all transactions and to take all steps necessary or advantageous towards attaining its objectives, in particular by purchase and sale of real estate, establishment of branch offices (domestic and foreign), participations in enterprises of the same or similar kind, and by entering into co-operation agreements.

(4)	The Corporation is furthermore entitled to perform services in the field of automated data processing and information technology (with the exception of operations reserved for chartered accountants) and as credit reporting agency.

§ 3

The Corporation shall publish all announcements concerning the Corporation in the “Wiener Zeitung”.

II. Share Capital and Shares

§ 4

(1)	The share capital amounts to EUR 130,000,000.— (euro one hundred and thirty million).

(2)	The share capital of the Corporation is divided into 880,000.— (eight hundred-eighty thousand) no par value shares.

§ 5

(1)	All shares are registered shares.

(2)	The transfer of ownership of shares by succession in law (inheritance, merger, etc.) is not subject to any limitations. Otherwise, the transfer of ownership of shares shall be dependent upon the consent of the Board of Supervisory Directors. Consent by the Board of Supervisory Directors may only be given if the Board has been satisfied that the shares to be sold have first been offered for purchase to the remaining shareholders under the same conditions, and that the offer has not been accepted by all or some of the shareholders within four weeks.

§ 6

Form and nature of the shares, coupons and talons shall be determined by the Board of Management acting with the consent of the Board of Supervisory Directors.

III. Board of Management (Vorstand)

§ 7

The Management shall consist of two, three or four members. The Board of Supervisory Directors may determine the scope of activities of each member of the Board of Management and issue regulations to define the responsibilities of each member of the Board of Management.

§ 8

(1)	The Corporation shall be represented by two members of the Board of Management or by one member of the Board of Management together with one holder of procuration.

(2)	The Corporation may, subject to the statutory limitations, also be represented by two of the holders of procuration. According to § 5 para. 1 no. 12 Banking Act, the power to represent the Corporation singly, or procuration to act singly, or authority to bind the Corporation singly in its commercial operations as a whole cannot be granted to a manager (member of the Board of Management).

§ 9

Provided that the Board of Supervisory Directors has appointed a Chairman of the Board of Management, then in case of an equality of votes the Chairman shall have the casting vote.

IV. Board of Supervisory Directors (Aufsichtsrat)

§ 10

(1)	The Board of Supervisory Directors shall consist of at least three members, but not more than fifteen members.

(2)	The members shall be elected for a period which lasts until that Ordinary General Meeting, which decides on the discharge from liability of Board members at the end of the fourth year of business after the election. The business year in which the election takes place shall not be counted. Annually, at the end of the Ordinary General Meeting, at least one fifth of the members of the Board shall retire. In the event that the number of members of the Board exceeds five, but cannot be divided by five, alternate numbers shall be applied which are higher or lower than five, yet divisible by five. In the event that the number of members of the Board does not reach five, then the number five shall be applied every second year. Those members of the Board who are to retire shall be determined as follows: In the first place those members shall retire whose term of offices expires; if thus the number defined above of Board members to retire still cannot be reached, then those members shall retire whose term in office is the longest. If, after following the said procedure, the number of members exceeds the required figure, a decision shall be reached by drawing lots. The decision by lot shall also be used if, following the aforementioned rules, the members destined for retirement are still not determined. The retired members shall be immediately re-eligible.

(3)	In the event that members of the Board retire before the end of their term of office for other reasons than mentioned above, the Board shall consist of the remaining members until the next Ordinary General Meeting, at which time by-elections shall be held. If the number of members of the Board of Supervisory Directors drops below three, earlier by-elections shall be held at an Extraordinary General Meeting. Members so elected shall only serve for the remaining term of office of the resigned member.

(4)	When a member of the Board is elected at an Extraordinary General Meeting, his first year of office shall expire at the end of the next Ordinary General Meeting.

§ 11

The Board of Supervisory Directors shall elect annually a Chairman together with one or more Vice-Chairmen from amongst its members at a meeting which immediately follows the Ordinary General Meeting, and for which no separate invitations are required. In the event that the Chairman or one of the Vice-Chairmen resigns from office, a new election shall be held without delay.

§ 12

(1)	The Board of Supervisory Directors shall form a quorum if its members have been invited in writing, addressed to the mailing address notified to the Corporation at the latest date prior to the session, and if at such session at least three members are present, including the Chairman or a Vice-Chairman, who, as the case may be, shall preside over the session. The voting-procedure shall be determined by the Chairman of the respective session.

(2)	Decisions are taken by simple majority. In the event that a majority of votes cannot be reached, the Chairman of the meeting shall have the casting vote. The aforesaid shall also apply to elections.

(3)	Voting in writing or by telefax is permissible without calling a meeting of the Board, if the Chairman or the Vice-Chairman so decides, and no member of the Board of Supervisory Directors objects. The above-mentioned rules of procedure shall be applied accordingly.

(4)	A member of the Board may entrust in writing another member with his representation during one particular meeting. The member represented shall not be counted when determining whether the meeting forms a quorum. The right of chairmanship cannot be transferred.

(5)	Minutes shall be made of the Board’s negotiations and decisions, and shall be signed by the Chairman of the respective session.

§ 13

Transactions, which require the approval of the Board of Supervisory Directors, shall be specified by the Board in regulations for the Board of Management, insofar as the requirement of approval is not imposed by law.

§ 14

(1)	The Board of Supervisory Directors is authorized to form committees from amongst its members and to determine their functions and powers. The Board of Supervisory Directors may delegate to these committees decisive powers. The provisions of § 12 shall also apply to committees established by the Board.

(2)	Resolutions of the Board and its committees shall be announced on behalf of the Board of Supervisory Directors by the Chairman or by a Vice-Chairman.

§ 15

The Board of Supervisory Directors may alter the Statutes of the Corporation only inasmuch as wording is concerned.

§ 16

In addition to the reimbursement for actual expenses, members shall receive remunerations payable at the end of the business year (§ 24 subpara. b).

V. General Meeting (Hauptversammlung)

§ 17

An Ordinary General Meeting shall be held within the first eight months of each business year to decide on the discharge from liability of the Board of Management and of the Board of Supervisory Directors, on the distribution of profits, and, as the case may be, to adopt the annual financial statements.

§ 18

(1)	The General Meeting shall be convened by the Board of Supervisory Directors or by the Board of Management. The Meeting shall be held in Vienna.

(2)	If shares or interim certificates have been issued, the right of participation in the Meeting shall be subject to the following conditions: Shareholders must deposit their shares (interim certificates) either with an Austrian Notary Public, or with the main office of a domestic bank registered as joint stock company, or with other domestic or foreign credit institutions, which have been indicated in the convocation. The deposits must be effected during the regular office hours of the depositaries, and may not be revoked until the end of the General Meeting. Furthermore, the deposits must be made within the period of time defined in the following section.

(3)	The deposit shall be made at such a time as to allow three working days between the date of deposit and the day when the General Meeting convenes. For the purpose of making the deposit, the shareholders must be given fourteen days time following the convocation of the Meeting. The day of publication of the convocation shall not be counted. In case the last day of the said period is a Sunday or an official holiday, the following working day must be made available to deposit. In this context Saturday, Good Friday and December 24 shall not be deemed to be working days, but shall be regarded as official holidays.

(4)	Shares (interim certificates) shall also be considered to have been properly deposited, if, with consent and on behalf of a depositary for that purpose appointed by the Corporation, they are kept in blocked deposits with other credit institutions until the session of the General Meeting is over.

(5)	The depositaries must submit the certificates of deposit to the Corporation at the latest on the day following the end of the period granted for making deposits.

(6)	If so stated in the published convocation, the right of participation in the General Meeting shall be dependent upon the presentation of a list in two copies containing the numbers of the shares (interim certificates) in due time.

§ 19

Each no par value share confers one vote.

§ 20

(1)	The General Meeting shall be presided over by the Chairman or Vice-Chairman of the Board of Supervisory Directors. In the case when neither are present or willing to preside, then the Notary Public, who is present to certify the proceedings, shall preside over the meeting for the purpose of electing a Chairman.

(2)	The Chairman shall conduct the proceedings of the General Meeting and determine the order of items on the agenda as well as the voting-procedure.

§ 21

If, at elections, no absolute majority is obtained at the first vote, the vote shall be restricted to the two candidates who have received the highest number of votes. If the votes are equal, then the Chairman shall have the casting vote.

VI. Financial Statements and Distribution of Profits

§ 22

(1)	The business year shall be the calendar year.

(2)	The first business year shall end on December 31 of the year in which the Corporation has been entered in the Trade Register.

§ 23

Within the first five months of each business year, the Board of Management shall prepare the annual financial statements, supplemented by the annex, and a report for the previous business year and present them, after examination by the auditor, to the Board of Supervisory Directors with the proposal for the distribution of profits.

§ 24

The net profit remaining after effecting depreciations, value adjustments, provisions and allocations to reserves (including mandatory reserves) shall be distributed as follows:

a)	first the shareholders shall receive, corresponding to their share in the Corporation, as a dividend up to four percent of the share capital, which is divided into no par value shares;

b)	after allowance for reserves dissolved, the Board of Supervisory Directors shall receive a percentage of the net profit remaining;

c)	the rest of the profit shall be distributed among the shareholders provided the General Meeting does not decide on a different utilization.

§ 25

Dividends of shareholders not collected within three years after due date shall be forfeited to the Corporation’s legal reserves.

VII. Special Provisions concerning the

Issue of Consolidated Partial Debentures

§ 26

The following funds may serve as covering funds for the purpose of providing preferential cover to partial debentures:

a)	accounts receivable from the Republic of Austria;

b)	accounts receivable from domestic and foreign enterprises, insofar as they are warranted or guaranteed by the Republic of Austria;

c)	gilt-edged securities;

d)	cash.

The total amount of partial debentures to be issued shall not exceed the covering funds.

§ 27

(1)	The funds designated as preferential cover for bonds (§ 26) shall serve as security with regard to claims arising from the issuing of these bonds.

(2)	The covering funds shall be registered in a separate inventory (Register of Covering Funds).

Securities or cash shall be kept separately from the Corporation’s other assets in a blocked deposit, to which a Government Commissioner and the Corporation shall have only joint access. The Corporation shall be under the obligation to notify debtors if claims against them serve as collateral.

(3)	A Government Commissioner shall be appointed to supervise the Corporation’s compliance with its obligations under § 26. Without exception, the consent of the Government Commissioner shall be required when disposing of covering funds.

(4)	In accordance with § 2 of the Act dated December 27, 1905, RGBl.No. 213, creditors of said bonds shall be preferentially satisfied out of such covering funds.

§ 28

In the financial statements of the Corporation, both the covering fund and the operation with such bonds shall be separately accounted for.